Exhibit 2.1

May 19, 2017

Attention: Paul J. Zepf

Global Partner Acquisition Corp.

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Re: Merger Agreement dated January 11, 2017

Dear Mr. Zepf:

Pursuant to Section 8.1(b) of the above-referenced Merger Agreement between and among Global Partner Acquisition Corp., Global Partner Sponsor I LLC, Sequel Acquisition, LLC, Sequel Youth and Family Services, LLC, the Key Equityholders (as defined in such Merger Agreement) and John F. Ripley, the undersigned, on behalf of Sequel Youth and Family Services, LLC, does hereby terminate the Merger Agreement, effective immediately.

Pursuant to Section 8.2 of the above-referenced Merger Agreement, the Merger Agreement shall forthwith become void, except for the survival of the provisions of Sections 5.3 (Confidentiality) and 5.4 (Expenses), Article IX (General Provisions) and Section 8.2 as provided therein. If you have any questions, please contact me

Sincerely yours,

/s/ John F. Ripley
John F. Ripley, Chairman
Sequel Youth and Family Services, LLC

Cc: Pepper Hamilton LLP – Attn: Christopher Miller

Sequel Youth and Family Services  |  1131 Eagletree Lane, Huntsville, AL 35801

Tel: 256.880.3339  |  Fax: 256.880.7026  |  www.sequelyouthservices.com